CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the use in this Registration Statement on Form S-4 of New Harvest Capital Corporation of our report dated July 12, 2005 relating to the financial statements of New Harvest Capital Corporation as of April 30, 2005 and for the year then ended and our report dated April 22, 2005 relating to the financial statements of Azur International, Inc. as of December 31, 2004 and December 31, 2003 and for the years then ended, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Baum & Company,  P.A.

Baum & Company, P.A

Coral Springs, Florida
July 18, 2005